Exhibit 6.8

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of October ___, 2017 (the “Effective Date”), is entered into by and between Fog Cutter Capital Group, Inc., a Maryland corporation (“FCCG”), and FAT Brands Inc., a Delaware corporation (the “Company”, and together with FCCG, the “Parties” and, each individually, a “Party”).

RECITALS:

WHEREAS, simultaneously herewith, the Company is undertaking an initial public offering of its common stock, par value $0.0001 per share (the “Common Stock), which is expected to be listed on the Nasdaq Capital Market (“Nasdaq”);

WHEREAS, in connection with the Company’s expected listing on Nasdaq, FCCG has agreed to enter into this Agreement to vote shares of Common Stock that it beneficially owns by accordance with the terms herein;

WHEREAS, FCCG intends to seek from the Internal Revenue Service (“IRS”) a private letter ruling confirming that, for United States federal income tax purposes, the voting arrangements provided in this Agreement will not prevent FCCG from filing consolidated federal income tax returns with the Company and its subsidiaries; and

WHEREAS, the Parties intend that the voting arrangements under this Agreement will only become effective following FCCG’s receipt of a favorable private letter ruling from the IRS.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereto agree as follows:

Section 1. REPRESENTATIONS AND WARRANTIES.

1.1. Share Ownership. FCCG represents and warrants to the Company that as of the Effective Date, it beneficially owns 8,000,000 shares of Common Stock of the Company (the “Initial Shares”). Except for such Initial Shares, as of the Effective Date FCCG does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, or (iii) options or other rights to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

1.2. IRS Private Letter Ruling. Promptly but no later than 30 days following the Effective Date (or as soon thereafter as is practicable), FCCG will submit to the IRS a request for a private letter ruling confirming that, for United States federal income tax purposes, the voting arrangements under Section 2 of this Agreement will not prevent FCCG from filing consolidated federal income tax returns with the Company and its subsidiaries. The date that such private letter ruling is received is referred to herein as the “IRS Determination Date”.

1.3. Mutual Representations and Warranties. Each Party represents and warrants to the other Party as follows:

(a) Such Party has the requisite power, authority and legal capacity to enter into and deliver this Agreement and to carry out its obligations hereunder. This Agreement has been duly executed and delivered by such Party and, assuming its due authorization, execution and delivery by the other Party, is a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

(b) The execution and delivery of this Agreement by such Party do not, and the performance of this Agreement by such Party will not, (i) conflict with or violate any laws or (ii) conflict with or violate any contract or other instrument to which such Party is a party or by which such Party is bound, including, without limitation, any voting agreement, stockholders agreement or voting trust, except to the extent waived on or prior to the date hereof.

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(c) The execution and delivery of this Agreement by such Party do not, and the performance of this Agreement by such Party will not, require such Party to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person.

Section 2. AGREEMENT TO VOTE

2.1. Agreement to Vote.

(a) During the Voting Period, FCCG will (and, if applicable, will cause any of its Affiliates who have the right to vote or direct the voting of any Shares to) (1) appear at any meeting of stockholders of the Company and shall appear or otherwise cause any Shares to be counted as present thereat for purposes of calculating a quorum and (2) vote (or cause to be voted), in person or by proxy, on any matter properly brought before the stockholders of the Company for vote, any Shares (as determined as of the time of the applicable stockholder vote) in the same proportion of “for” and “against” votes as the stockholders of the Company vote their shares on such matter (after excluding the votes of FCCG); provided, however, that the foregoing agreement of FCCG shall not apply to any Restricted Matters, as to which FCCG shall be permitted to vote in such manner as it determines in its sole discretion.

(b) For the purposes of this Agreement:

(i) “Restricted Matters” shall any vote or written consent of the Company’s stockholders, whether at an annual or special meeting of stockholders or actions taken by written consent of the stockholders of the Company, with respect to any of the following matters: (A) the sale, transfer or exclusive license of all or substantially all of the assets of the Company, or all or substantially all of the intellectual property assets of the Company that are material to the business of the Company as presently conducted or proposed to be conducted, (B) the purchase by a person or entity of shares of capital stock of the Company representing fifty percent (50%) or more of the then-outstanding voting stock of the Company, or (C) a merger, consolidation or similar transaction to which the Company is a party in which the Company’s stockholders immediately before such transaction will own less than fifty percent (50%) of the voting stock or voting power of the surviving entity or its resulting direct or indirect parent immediately after such transaction.

(ii) “Shares” shall mean, as of any time, the Initial Shares and any others shares of Common Stock that are directly or indirectly acquired by FCCG after the Effective Date.

(iii) “Voting Period” shall mean the period beginning on the IRS Determination Date and ending on the five-year anniversary of the Effective Date. Following the termination of the Voting Period, FCCG shall have the exclusive right to terminate its obligations to vote under this Section 2.

2.2. Notice of Vote. In order to allow FCCG to vote the Shares in the manner provided for in Section 2.1, prior to FCCG being required to vote the Shares in accordance with Section 2.1, the Company shall provide FCCG with written notice stating the manner in which the stockholders of the Company have elected to vote (after excluding the votes of FCCG) on any matter properly brought before the stockholders of the Company for vote.

2.3. Notice to Nasdaq. Upon any termination or amendment of this Agreement or any of the provisions hereof, the Parties shall promptly provide written notice of such event along with copies of any written termination or amendment to The Nasdaq Stock Market LLC at the following address and in the following manner:

The Nasdaq Stock Market LLC

Attention: Listing Qualifications

805 King Farm Boulevard

Rockville, Maryland 20850

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Section 3. GENERAL PROVISIONS.

3.1. Termination. This Agreement shall remain in effect until the earliest to occur of:

(a) immediately prior to the closing of (i) the sale of the Company (through a merger, consolidation, sale of all or substantially all of its assets or stock or similar transaction), (ii) the acquisition by a single purchaser of all of the issued and outstanding shares of Common Stock, or any liquidation, winding up or dissolution of the Company;

(b) following termination of the Voting Period, by written notice of termination by FCCG to the Company;

(c) upon mutual agreement of the Parties; or

(d) the seven year anniversary of the Effective Date (or such other period limiting the effectiveness of this Agreement required by applicable law).

3.2. Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs of this Agreement and exhibits and schedules attached to this Agreement, all of which exhibits and schedules are incorporated in this Agreement by this reference.

3.3. Assignment. To the fullest extent permitted by law, this Agreement shall not be assigned by either Party without the prior written consent of the other Party; provided that FCCG shall be entitled to assign all or any part of this Agreement to any transferee of all of its Shares, and such transferee shall, as a condition to such transfer, agree to perform FCCG’s obligations hereunder with respect to such Shares. The terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and FCCG and their respective successors and permitted assigns.

3.4. Notices. All notices, requests, consents, demands and other communications required or permitted under this Agreement shall be in writing, unless otherwise specifically provided in the Agreement, and shall be deemed sufficiently given or furnished if delivered by personal delivery, by facsimile, by email, by delivery service with proof of delivery, or by registered or certified United States mail, postage prepaid, to the Company at the address of the Company specified below and to FCCG at the address specified below (unless changed by similar notice in writing given by the particular person whose address is to be changed). Any such notice or communication shall be deemed to have been given (a) in the case of personal delivery or delivery service, as of the date of first attempted delivery during normal business hours at the address provided herein, (b) in the case of facsimile or email, upon receipt, or (c) in the case of registered or certified United States mail, three days after deposit in the mail.

If to the Company:

FAT Brands Inc.
9720 Wilshire Blvd., Suite 500
Beverly Hills, CA 90212
Attention: Ron Roe, CFO
Facsimile: (310) 319-1863
Email: rroe@fatburger.com

With a copy to (which shall not constitute notice):

Loeb & Loeb LLP
10100 Santa Monica Blvd., Suite 2200
Los Angeles, CA 90067
Attention: Allen Z. Sussman, Esq.
Facsimile: (310) 919-3934
Email: asussman@loeb.com

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If to FCCG:

Fog Cutter Capital Group, Inc.
9720 Wilshire Blvd., Suite 500
Beverly Hills, CA 90212
Attention: Chief Executive Officer
Facsimile: _______________
Email: _______________

3.5. No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity not a Party hereto.

3.6. Specific Performance. Each of the Company and FCCG acknowledges that a breach or threatened breach by such Party of any of its obligations under this Agreement would give rise to irreparable harm to the other Party hereto for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such Party of any such obligations, the other Party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction. The rights and remedies provided in this Agreement are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.

3.7. Governing Law; Submission to Process. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each Party hereby irrevocably (a) submits itself to the non-exclusive jurisdiction of the state and federal courts sitting in Los Angeles, California, (b) agrees and consents that service of process may be made upon it in any legal proceeding relating to the Agreement by any means allowed under Delaware or federal law, and (c) waives any objection that it may now or hereafter have to the venue of any such proceeding being in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

3.8. Severability. If any term or provision of this Agreement shall be determined to be illegal or unenforceable all other terms and provisions of this Agreement shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

3.9. Counterparts; Fax. This Agreement may be separately executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement. This Agreement may be validly executed and delivered in counterparts exchanged via facsimile, electronic mail in portable document format (.pdf) or other electronic transmission, each of which counterparts shall be deemed originals for all purposes.

3.10. Waiver of Jury Trial, Punitive Damages, etc. Each Party hereby knowingly, voluntarily, intentionally, and irrevocably (a) waives, to the maximum extent not prohibited by law, any right it may have to a trial by jury in respect of any litigation based hereon, or directly or indirectly at any time arising out of, under or in connection with the Agreement or any transaction contemplated thereby or associated therewith, before or after maturity; (b) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any such litigation any “Special Damages” as defined below, (c) certifies that no Party hereto nor any representative or agent or counsel for any Party hereto has represented, expressly or otherwise, or implied that such Party would not, in the event of litigation, seek to enforce the foregoing waivers, and (d) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated hereby and thereby by, among other things, the mutual waivers and certifications contained in this Section. As used in this Section, “Special Damages” includes all special, consequential, exemplary, or punitive damages (regardless of how named), but does not include any payments or funds which any Party hereto has expressly promised to pay or deliver to any other Party hereto.

3.11. Entire Agreement. This Agreement, together with all exhibits and schedules to this Agreement, constitutes the entire agreement and understanding of the Parties with respect to the subject matter of this Agreement and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties with respect to the subject matter of this Agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

FAT Brands Inc.

By:
Name:
Title:

Fog Cutter Capital Group Inc.

By:
Name:
Title:

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